Exhibit 99.1

SteadyMed Reports Third Quarter 2017 Financial Results and Provides Corporate Update

SAN RAMON, Calif., November 13, 2017 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 and Recent Corporate Developments Include:

•                  In August, SteadyMed received a refusal to file (RTF) letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for Trevyent® that is in development for the treatment of Pulmonary Arterial Hypertension (PAH). The letter was based on a preliminary review of the NDA, which was submitted in June 2017. The FDA determined that the application was not sufficiently complete to permit a substantive review and requested further information on certain device specifications and performance testing, as well as additional design verification and validation testing on the final, to-be-marketed Trevyent product.

•                  In September, SteadyMed submitted a Type A meeting request and briefing document to the FDA relating to its Trevyent NDA. The meeting request and briefing document contained SteadyMed’s proposals to address the issues raised by the FDA in the RTF letter, in order to obtain agreement on SteadyMed’s proposed pathway to a Trevyent NDA resubmission and acceptance.

•                  In October, SteadyMed received a notice of allowance for its European patent Application No. 13720085.3 relating to enhanced reduction of infusion-site pain for drug delivery devices.

•                  On November 1, SteadyMed held an in person Type A meeting with FDA. The Company believes the meeting was collaborative and constructive and has agreed to a path forward with FDA that it expects will allow for the resubmission and acceptance of its’ Trevyent NDA. Further details and guidance will be provided when meeting minutes are received from FDA in the near future.

•                  In November, the Company’s Executive Vice President & Chief Operating Officer, Peter Noymer, Ph.D. voluntarily resigned his position at SteadyMed.

“Our Type A meeting with FDA earlier this month proved to be constructive and we are confident that we can sufficiently address the agency’s concerns relating to our NDA for Trevyent,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “We completed the third quarter with a strong cash position of $37.4 million and have implemented a number of organizational changes which we believe will lead to a successful resubmission and acceptance of our NDA. We remain committed to bringing Trevyent to patients suffering from PAH and look forward to providing further guidance once we receive the minutes from our meeting with FDA.”

Third Quarter 2017 Financial Results Compared to Third Quarter 2016 Financial Results

In the third quarter of 2017 and 2016, SteadyMed recorded licensing revenues from the Cardiome license agreement of $0.3 million.

For the third quarter of 2017, SteadyMed reported a net income of $9.4 million, or $0.35 per share, compared to a net loss of $10.0 million, or $0.57 per share for the third quarter of 2016. The current quarter’s calculation of loss per share is based on 26,566,052 weighted-average shares outstanding, versus 17,646,450 in the prior-year period.

Total operating expenses for the third quarter of 2017 were $5.4 million, compared to $8.0 million for the third quarter of 2016. The decrease in total operating expenses was primarily attributable to a decrease in Research and Development (R&D) expenses of $2.3 million and a decrease in General and Administrative (G&A) expenses of $0.2 million.

R&D expenses for the third quarter of 2017 were $3.8 million, compared to $6.0 million for the third quarter of 2016. During the third quarter of 2016, there was a substantially higher utilization of subcontractors in order to complete the development and manufacturing of registration stability lots for Trevyent.

S&M expenses for the third quarter of 2017 and 2016 were $0.3 million and $0.4 million respectively. The decrease was primarily due to a decrease of $0.2 million in consulting fees and costs related to the scaling back of the pre-commercialization plan for Trevyent in response to the RTF letter, offset by a $0.1 million increase in salary expenses mainly due to an increase in headcount.

G&A expenses for the third quarter of 2017 were $1.3 million, compared to $1.5 million for the third quarter of 2016. The decrease in G&A expenses was primarily due to a decrease of $0.15 million in salary expenses mainly related to a reversal in bonus accrual as a result of the RTF letter and $0.15 million in legal and intellectual property fees, offset by a $0.1 million increase in consultants.

Financial income, net of $14.2 million for the third quarter of 2017 was mainly due to a $14.1 million decrease in the fair value of warrants to purchase Ordinary Shares, which was driven by the decline in SteadyMed stock price on Nasdaq during the quarter. Financial expense, net, of $2.3 million for the third quarter of 2016 was mainly due to issuance costs of Ordinary Shares and warrants to purchase such shares in the third quarter of 2016 of which $0.8 million was allocated to the warrants and expensed and a $1.5 million increase in the fair value of such warrants from the date of issuance, which was driven by the increase in SteadyMed stock price on Nasdaq during that quarter.

As of September 30, 2017, SteadyMed had cash and cash equivalents of $37.4 million.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s pre-filled, sterile, single use, disposable, PatchPump® infusion system, with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA or approval is delayed by patent litigation, that Trevyent is not granted orphan drug exclusivity, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. There can be no assurance that the company will be able to complete the offering on the terms described herein or in a timely manner, if at all. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on November 13, 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

Lee Roth

(646) 536-7012

lroth@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (INCOME ) LOSS

U.S. dollars in thousands (except share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Unaudited		Unaudited

Revenues	$322	$276	$957	$745

Operating expenses:
Research and development	$3,772	$6,044	$11,403	$16,312
Sales and marketing	342	435	1,293	1,258
General and administrative	1,287	1,487	3,829	4,167

Total operating expenses	5,401	7,966	16,525	21,737

Total operating loss	5,079	7,690	15,568	20,992

Financial expenses (income), net	(14,170)	2,260	1,760	2,177

Loss (income) before taxes on income	(9,091)	9,950	17,328	23,169

Taxes on income (tax benefit)	(329)	56	(42)	268

Net loss (income)	$(9,420)	$10,066	$17,286	$23,437

Net income (loss) per share:

Basic net income (loss) per Ordinary Share	$0.35	$(0.57)	$(0.73)	$(1.57)

Weighted-average number of Ordinary Shares used to compute basic net income (loss) per share	26,556,052	17,646,450	23,700,720	14,949,237

Diluted net loss per Ordinary Share	$(0.016)	$(0.57)	$(0.73)	$(1.57)

Weighted-average number of Ordinary Shares used to compute diluted net loss per share	28,237,834	17,646,450	23,700,720	14,949,237

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2017	2016
	Unaudited

Assets:
Cash and cash equivalents	$37,417	$23,215
Other assets	6,503	4,943
Total assets	$43,920	$28,158

Liabilities and shareholders’ equity:
Current liabilities	$3,641	$6,357
Liability related to warrants	10,255	7,078
Non-current liabilities	560	412
Shareholders’ equity	29,464	14,311
Total liabilities and shareholders’ equity	$43,920	$28,158